CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 7 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated November 17, 1999, relating to the financial statements and financial highlights appearing in the October 31, 1999 Annual Reports to Shareholders of T. Rowe Price Summit Municipal Money Market Fund, T. Rowe Price Summit Municipal Intermediate Fund, and T. Rowe Price Summit Municipal Income Fund, comprising T. Rowe Price Summit Municipal Funds, Inc., which are incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.


/s/PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP

Baltimore, Maryland
February 15, 2000